Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-80379) of our report dated March 5, 1999 relating to the financial statements of Western Beef, Inc. included in its Annual Report on Form 10-K for the year ended January 1, 1999. We also consent to the incorporation by reference of our report on the Financial Statement Schedule which appears in this Form 10-K.

PricewaterhouseCoopers LLP

New York, New York
March 22, 1999